                                   EXHIBIT 4.2

            FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

         This Fourth Amendment to Amended and Restated Credit Agreement (the "AMENDMENT") dated as of November 5, 1999 among Atchison Casting Corporation (the "BORROWER"), the Banks, and Harris Trust and Savings Bank, as Agent;

                              W I T N E S S E T H:

         WHEREAS, the Borrower, Guarantors, Banks and Harris Trust and Savings Bank, as Agent, have heretofore executed and delivered an Amended and Restated Credit Agreement dated as of April 3, 1998 (as amended through the Third Amendment thereto dated August 20, 1999, the "CREDIT AGREEMENT"); and

         WHEREAS, the Borrower intends to incur at least $20,000,000 in aggregate principal amount of Subordinated Debt; and

         WHEREAS, the Banks' and Agent are relying on the Borrower's desire to incur such Subordinated Debt in amending Section 7.15(e) of the Credit Agreement; and

         WHEREAS, the parties hereto desire to amend the Credit Agreement as provided herein;

         NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Credit Agreement shall be and hereby is amended as follows:

          1. The definition of "DOMESTIC RATE MARGIN" appearing in Section 1.3(a) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

                      "DOMESTIC RATE MARGIN" means (A) 0% per annum for any
             Pricing Period for which Level I Status exists and (B) 0.25% per annum for any Pricing Period for which either Level II Status or Level III Status exists.

          2. The definition of "EUROCURRENCY MARGIN" appearing in Section 1.3(b) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

                      "EUROCURRENCY MARGIN" means (A) 1.60% per annum for
             any Pricing Period for which Level I Status exists, (B) 1.85% per annum for any Pricing Period for which Level II Status exists, and (C) 2.10% per annum for any Pricing Period for which Level III Status exists.

          3. Section 1.13(a) of the Credit Agreement is hereby amended by inserting immediately prior to the "." at the end thereof the following:

                ; PROVIDED, HOWEVER, that the proceeds of the issuance of up to $20,000,000 of Subordinated Debt on or prior to January 31, 2000 shall be applied as a mandatory repayment of principal of the Revolving Loans with any amounts of such Subordinated Debt in excess thereof to be applied as a mandatory repayment of principal of the Term Loans to be applied 50% in the order of maturity and 50% in the inverse order of maturity.

          4. The definition of "FIXED CHARGES" appearing in Section 4.1 of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

                        "FIXED CHARGES" means, as applied to any Person for
                any period, the sum of (a) Interest Expense of such Person for such period, PLUS (b) the aggregate amount of Current Maturities required to be made by the Borrower and its Subsidiaries PLUS (c) 15% of the aggregate principal amount of Revolving Loans outstanding on the last day of such period; PROVIDED THAT if the Borrower issues at least $20,000,000 in aggregate principal amount of Subordinated Debt on or prior to January 31, 2000 clause (c) shall only be effective from and after July 1, 2000; PROVIDED FURTHER that if the Borrower does not issue at least $20,000,000 in aggregate principal amount of Subordinated Debt on or prior to January 31, 2000 clause
                (c) above shall be effective for all calculations at all times after October 1, 1999.

          5. Section 7.15(c) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

                           (c) RATIO OF CONSOLIDATED TOTAL DEBT TO TOTAL
                  CAPITALIZATION. The Borrower will not on any date permit Consolidated Total Debt to exceed 55% of Total Capitalization.

          6. Section 7.15(e) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

                         (e) FIXED CHARGE COVERAGE RATIO. (i) If the Borrower
                issues at least $20,000,000 in aggregate principal amount of Subordinated Debt on or prior to January 31, 2000, the Borrower will not, as of the last day of each fiscal quarter of the Borrower ending during each of the periods specified below permit the Fixed Charge Coverage Ratio to be less than :


                FROM AND INCLUDING       TO AND         FIXED CHARGE COVERAGE
                                       INCLUDING     RATIO SHALL NOT BE LESS
                                                               THAN:
                December 31, 1999    June 30, 2000             1.10
                   July 1, 2000        Thereafter              1.25


                           (ii) If the Borrower does not issue at least
                  $20,000,000 in aggregate principal amount of Subordinated Debt on or prior to January 31, 2000, the Borrower will not, as of the last day of each fiscal quarter of the Borrower ending during each of the periods specified below permit the Fixed Charge Coverage Ratio to be less than :


                      FROM AND INCLUDING       TO AND           FIXED CHARGE COVERAGE
                                              INCLUDING     RATIO SHALL NOT BE LESS THAN:
                      December 31, 1999    March 30, 2000              1.10
                        March 31, 2000     March 30, 2001              1.25
                        March 31, 2001       Thereafter                1.50



          7. Section 7.18(d) of the Credit Agreement is hereby amended in its entirety and as so amended shall be as follows:

                         (d) the Borrower and its Subsidiaries may make and
                own Investments in any Subsidiary of the Borrower or, from and after May 1, 2000 make and own or enter into any agreement to make or own Investments, in any Person which simultaneously therewith becomes a Subsidiary provided that such Person is engaged primarily in the foundry business or in businesses reasonably related thereto and (A) at least 7 days before consummation of such acquisition, the Borrower delivers to the Agent a certificate of the Chief Financial Officer, Controller or Treasurer of the Borrower certifying that immediately upon and following the consummation of such acquisition, the Borrower, on a PRO FORMA basis (assuming such acquisition had been consummated on the first day of the most recently ended period of four fiscal quarters for which financial statements have been or are required to have been delivered pursuant to Section 7.6), the Borrower would have a Fixed Charge Coverage Ratio (which for purposes of this Section 7.18(d) Fixed Charges shall at all times be calculated including clause (c) of the definition of Fixed Charges) of at least 1.50 to 1.00 (which certificate shall set forth calculations supporting such statement) and (B) either (i) at the time of such acquisition and after giving effect thereto the Borrower's ratio of Consolidated Total
                Debt to Total Capitalization does not exceed 40% (the "40% THRESHOLD") or (ii) once the 40% Threshold has been exceeded in that fiscal year, the total aggregate principal amount expended for all acquisitions thereafter in such fiscal year does not exceed 25% of the Stockholder's Equity of the Borrower as of the last day of the immediately preceding fiscal year of the Borrower PLUS 25% of the net proceeds (net proceeds for such purposes to mean gross proceeds less reasonable underwriting discounts and commissions and other reasonable costs directly incurred and payable as a result thereof) received by the Borrower from the issuance of additional equity or Subordinated Debt during the fiscal year of the proposed acquisition; PROVIDED that the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly (through a Subsidiary or otherwise) increase its Investment in Fonderie d'Autun, a French corporation, above the amount outstanding on August 20, 1999 without the consent of the Required Banks; and

        8. If the Borrower (i) has not on or before December 15, 1999 received written commitments in form and substance acceptable to the Required Banks from a lender or lenders acceptable to the Required Banks to advance not less than $20,000,000 in aggregate principal amount of Subordinated Debt to the Borrower or (ii) has not actually received at least $20,000,000 in aggregate principal amount of such Subordinated Debt on or before January 31, 2000, then the Borrower shall within 60 days of December 15, 1999 or January 31, 2000, as applicable, provide (a) prior, perfected and enforceable liens in all right title and interest of the Borrower and of each Subsidiary in all cash and cash equivalents, accounts, chattel paper, general intangibles, instruments, investment property, documents, inventory, equipment and real property of every kind and description whether now owned or hereafter acquired and all proceeds thereof (collectively, the "COLLATERAL"). The liens in the Collateral shall be granted to the Agent for the ratable account of the Banks and shall be valid and perfected first liens subject to such exceptions as the Required Banks may agree. The Borrower covenants and agrees that it shall and shall cause each Subsidiary to execute such documents and instruments as the Agent or the Required Banks shall from time to time request and do such acts and things as the Agent or the Required Banks may reasonably request in order to provide for or protect or perfect the lien of the Agent in the Collateral as required herein.

        9. The Borrower represents and warrants to each Bank and the Agent that (a) each of the representations and warranties set forth in Section 5 of the Credit Agreement is true and correct on and as of the date of this Amendment as if made on and as of the date hereof and as if each reference therein to the Credit Agreement referred to the Credit Agreement as amended hereby; (b) after giving effect to this Amendment, no Default and no Event of Default has occurred and is continuing; and (c) without limiting the effect of the foregoing, the Borrower's execution, delivery and performance of this Amendment have been duly authorized, and this Amendment has been executed and delivered by duly authorized officers of the Borrower.

         10. This Amendment shall become effective upon satisfaction of the following conditions precedent:

                   (i) the Borrower, the Required Banks, and the Agent shall have executed and delivered this Amendment and the Guarantors shall have executed the consent attached hereto; and

                  (ii) the Agent shall have an amendment fee in the amount of $100,000 to be shared by the Banks PRO RATA based on their each such Bank's Percentage.

         This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. Except as specifically amended and modified hereby, all of the terms and conditions of the Credit Agreement and the other Credit Documents shall remain unchanged and in full force and effect. All references to the Credit Agreement in any document shall be deemed to be references to the Credit Agreement as amended hereby. All capitalized terms used herein without definition shall have the same meaning herein as they have in the Credit Agreement. This Amendment shall be construed and governed by and in accordance with the internal laws of the State of Illinois.

Dated as of the date first above written.


                                         ATCHISON CASTING CORPORATION


                                         By: /s/ Kevin T. McDermed
                                             ---------------------------------
                                         Title: V.P. & Treasurer
                                                ------------------------------



                                         HARRIS TRUST AND SAVINGS BANK, in its
                                           individual capacity as a Bank
                                           and as Agent


                                         By: /s/ Len E. Myer
                                             ---------------------------------
                                         Title: Vice President
                                                ------------------------------


                                         COMMERCE BANK, N.A.


                                         By: /s/ Dennis R. Block
                                             ---------------------------------
                                         Title: Senior Vice President
                                                ------------------------------


                                         MERCANTILE BANK


                                          By: /s/ Barry P. Sullivan
                                              ---------------------------------
                                          Title: Vice President
                                                 ------------------------------


                                           KEY BANK NATIONAL ASSOCIATION


                                           By: /s/ Daniel Lally
                                             ----------------------------------
                                           Title: Assistant Vice President
                                                -------------------------------

                                            COMERICA BANK


                                            By: /s/ Jeffrey Peck
                                               --------------------------------
                                            Title: Vice President
                                                 ------------------------------


                                            HIBERNIA NATIONAL BANK


                                            By:
                                               --------------------------------
                                            Title:
                                                 ------------------------------


                                            NATIONAL WESTMINSTER BANK PLC

                                            Nassau Branch


                                            By: /s/ C.A. Parsons
                                                --------------------------------
                                            Title: Corporate Director
                                                   -----------------------------

                                            New York Branch


                                            By: /s/ C.A. Parsons
                                                --------------------------------
                                            Title: Corporate Director
                                                   -----------------------------


                                            NORWEST BANK MINNESOTA, N.A.


                                            By: /s/ R. Duncan Sinclair
                                                --------------------------------
                                            Title: V.P.
                                                   -----------------------------